Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-46454, 333-138219, 333-198117, and 333-211744) on Form S-8 of TTM Technologies, Inc. of our report dated February 25, 2020, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 30, 2019 and December 31, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 30, 2019, which report appears in the December 30, 2019 annual report on Form 10-K of TTM Technologies, Inc.

Our report dated February 25, 2020 refers to a change in the Company’s method of accounting for leases in fiscal 2019 due to the adoption of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases, and revenue in fiscal 2018 due to the adoption of the FASB’s ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Irvine, California

February 25, 2020